ARROW ELECTRONICS SUCCESSFULLY COMPLETES SEARCH; NAMES
WILLIAM E. MITCHELL PRESIDENT AND CHIEF EXECUTIVE OFFICER
-- Daniel W. Duval to Remain as Chairman --

FOR IMMEDIATE RELEASE

MELVILLE, NEW YORK, January 16, 2003 -- The Board of Directors of Arrow Electronics, Inc. (NYSE:ARW) today announced the appointment of William E. Mitchell, age 58, to the position of President and Chief Executive Officer, effective February 3, 2003. Mr. Mitchell has also been appointed to the company's Board of Directors, increasing the size of the Board to eleven members.

Mr. Mitchell is assuming the position of Chief Executive Officer from Daniel W. Duval, Chairman of the Board of the company. Mr. Duval has been serving as interim Chief Executive Officer and leading the search for a full time replacement on behalf of the Board of Directors, following the resignation in June 2002 of Francis M. Scricco. Mr. Duval will remain as Chairman of the Board of the company.

"Bill Mitchell comes to Arrow with a wealth of management experience," said Mr. Duval, "and he brings with him a strong understanding of the electronics industry, its cyclicality, global growth profile and profit potential. The Board of Directors is excited about the future of the company under Bill's leadership."

"I am proud to be joining an industry leader such as Arrow," said Mr. Mitchell, "and look forward to engaging with Arrow's deep and talented management team." "Working together, we expect to build on Arrow's well-established reputation as a driver of strategic initiatives in our ever-changing industry and as the preeminent provider of services and products across the electronics supply chain," he added.

Mr. Mitchell has previously served as the chief executive of two companies. From 1993 to 1995 he was President and Chief Executive Officer of Nashua Corporation, a $500 million, publicly traded company. In 1995, he was recruited to Sequel, Inc., a privately held, California-based company, where he served as Chairman, President and Chief Executive Officer. Within four years, he converted Sequel's core business from a provider of disk drive repair and maintenance to a computer services outsourcing company. Mr. Mitchell was responsible for Sequel's operations worldwide (including Penang, Malaysia, and the U.K.) and for forming joint ventures in Taiwan and Japan to serve the Asian market.

In 1999, Mr. Mitchell joined Solectron Corporation and formed Solectron Global Services, Inc., a services outsourcing enterprise. Solectron subsequently acquired Sequel, Inc., Mr. Mitchell's former company. While with Solectron, Mr. Mitchell served as Executive Vice President of Solectron Corporation and President, Solectron Global Services, Inc. During his three years with Solectron, he built the company's Global Services division into a profitable $1.2 billion business with more than 40 sites and 17,000 employees worldwide. He was directly responsible for developing the division's vision and strategy, day-to-day management, and new business development opportunities, including the successful completion of 13 acquisitions.

Mr. Mitchell was employed by Raychem Corporation from 1973 to 1993, where he held a variety of positions in finance, manufacturing operations, international operations, and worldwide sales and marketing. In 1985 he was named Senior Vice President and President Raychem International Corporation. From 1989 to 1991 he served as Senior Vice President of the Industrial Group and, in 1991, was promoted to Senior Vice President of the Electronics Group.

Mr. Mitchell holds a bachelor of science degree in Engineering from Princeton University, and a master of science degree in Engineering from the University of Michigan where he was named a National Science Foundation Fellow.

He is a member of the Board of Directors and Chairman of the Nominating and Governance Committee of Rogers, Inc., a publicly traded company.

Arrow will host a conference call to discuss Mr. Mitchell's appointment on Friday, January 17, 2003, at 2:00 PM eastern time. In order to participate in the call, participants in the U.S. should dial: 877-715-5318. International participants should dial: 973-582-2788. Please ask for the Arrow Electronics call with Robert Klatell.

A replay of the call will be available starting at 6:00 PM eastern time on January 17 and continuing through 6:00 PM on January 24, 2003. The replay numbers are: 877-519-4471 (domestic) and 973-341-3080 (international). The access code is 3691656.

Arrow Electronics is one of the world's largest distributors of electronic components and computer products and a leading provider of services to the electronics industry. Headquartered in Melville, New York, Arrow serves as a supply channel partner for more than 600 suppliers and over 175,000 original equipment manufacturers, contract manufacturers, and commercial customers through more than 200 sales facilities and 23 distribution centers in 40 countries. Detailed information about Arrow's operations can be found at www.arrow.com.

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Contact:

Robert E. Klatell                           Eileen M. O'Connor
Executive Vice President                    Vice President, Investor Relations
631-847-1830                                631-847-5740